EXHIBIT 2.2

FIRST AMENDMENT TO PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT is made as of May 6, 2008 (this “Amendment”), by and between Safeguard Scientifics, Inc., a Pennsylvania corporation (“Seller”) and Saints Capital Dakota, L.P., a Delaware limited partnership (“Purchaser”). Seller and Purchaser are referred to herein as the “Parties”. Capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement, as defined below.

Witnesseth:

Whereas, Seller and Purchaser are parties to that certain Purchase Agreement (the “Agreement”) made and entered into as of February 29, 2008, pursuant to which Seller is selling to Purchaser, and Purchaser is buying from Seller, all of Seller’s and its affiliates’ right, title and interest in, and to, all Investment Interests in the Companies upon the terms and subject to the conditions set forth in the Agreement; and

Whereas, the Parties desire to amend the Agreement pursuant to Section 10.7 of the Agreement, as set forth in this Amendment.

Now, Therefore, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendments to the Agreement. The Agreement shall be amended as set forth below:

(a) The first recital is hereby amended and restated in its entirety to read as follows:

Whereas, Seller is the owner, directly or indirectly of each Investment Interest (as hereinafter defined) in each of Acsis, Inc., a Delaware corporation (“Acsis”), Alliance Holdings, Inc., a Delaware corporation (“Alliance”), Laureate Pharma, Inc., a Delaware corporation (“Laureate”), Neuronyx, Inc., a Delaware corporation (“Neuronyx”), and ProModel Corporation, a Pennsylvania corporation (“ProModel,” and collectively with Acsis, Alliance, Laureate and Neuronyx, the “Companies,” and each individually, a “Company”);

(b) The definition of “Escrow Reserve” in Article I of the Agreement is hereby amended and restated in its entirety to read as follows:

“Escrow Reserve” shall mean an amount equal to six million four hundred thousand dollars ($6,400,000).

(c) The definition of “Purchase Price” in Article I of the Agreement is hereby amended and restated in its entirety to read as follows:

“Purchase Price” shall mean the amount equal to seventy-four million five hundred thousand dollars ($74,500,000), less the amount of any Portfolio Proceeds, plus the amount of any Portfolio Investments, less the amount of any Transaction Bonus Offset, and less the Severance Offset, if any, as the same may be further adjusted pursuant to the provisions of this Agreement.

(d) Exhibit A of the Agreement is hereby amended and restated to read in its entirety as set forth in EXHIBIT A hereto.

(e) Exhibit B of the Agreement is hereby amended and restated to read in its entirety as set forth in EXHIBIT B hereto.

(f) Exhibit E of the Agreement is hereby amended and restated to read in its entirety as set forth in EXHIBIT C hereto.

(g) Schedule 3.6 of the Agreement is hereby amended and restated to read in its entirety as set forth in EXHIBIT D hereto.

(h) Schedule 6.6 of the Agreement is hereby amended and restated to read in its entirety as set forth in EXHIBIT E hereto.

(i) From and after the date hereof, any references to NextPoint Networks, Inc. in the Agreement or the exhibits and schedules thereto shall be given no force or effect.

2. Representations and Warranties of Seller. Seller has the corporate power and authority to execute and deliver this Amendment. The execution and delivery of this Amendment by Seller have each been duly authorized by all necessary corporate action. This Amendment has been duly executed and delivered by a duly authorized officer of Seller, and this Amendment constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditors’ rights in general, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding of equity or at law).

3. Representations of Purchaser. Purchaser has the corporate power and authority to execute and deliver this Amendment. The execution and delivery of this Amendment by Purchaser have each been duly authorized by all necessary corporate action. This Amendment has been duly executed and delivered by a duly authorized officer of Purchaser, and this Amendment constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditors’ rights in general, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding of equity or at law).

4. No Other Modification. Except as set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

6. Counterparts. This Agreement maybe executed in two or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

7. Conflicts. In the event of any discrepancy between the provisions of this Amendment and any provision of the Agreement, then the provisions of this Amendment shall control.

[Signature pages to follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly executed on its behalf by its representative thereunto duly authorized, as of the day and year first above written.

SELLER:

SAFEGUARD SCIENTIFICS, INC.

By: /s/ Brian J. Sisko
Name: Brian J. Sisko
Title: Senior Vice President and General Counsel

PURCHASER:

SAINTS CAPITAL DAKOTA, L.P.

By: Saints Capital Dakota, LLC

Its: General Partner

By: /s/ Kenneth B. Sawyer
Name: Kenneth B. Sawyer
Title: Managing Director

EXHIBITS AND SCHEDULES:

Pursuant to the rules of the U.S. Securities and Exchange Commission, the schedules and similar attachments to the Agreement have not been filed herewith. The Seller agrees to furnish supplementally a copy of any of the following omitted schedules or attachments to the U.S. Securities and Exchange Commission upon request:

Exhibit A	Investment Interest and Ownership Information
Exhibit B	Operative Documents
Exhibit C	Approvals
Exhibit D	Agreements and Commitments
Exhibit E	Allocation Schedule